Exhibit 4.78
SHARE TRANSFER CONTRACT
FOR
LUQUAN XIAOPENGZU POWER
GENERATION CO., LTD.

CONTENTS

CHAPTER I	DEFINITIONS	7

Article 1	Definitions	7

CHAPTER II	SALE EQUITY STAKE	9

Article 2	Sale Equity Stake	9
Article 3	Transfer Price for the Sale Equity Stake	10
Article 4	Conditions Precedent for the Payment of the Transfer Price	11
Article 5	Payment	13
Article 6	Taxes Payable under the Transfer of the Sale Equity Stake	18

CHAPTER III	REPRESENTATIONS AND WARRANTIES BY ALL PARTIES	18

Article 7	Representations and Warranties by All Parties	18

CHAPTER IV	DISCLOSURES, REPRESENTATIONS AND WARRANTIES BY TRANSFERORS	19

Article 8	Disclosures, Representations and Warranties by Transferors	19
Article 9	General Representations and Warranties by Transferors	20
Article 10	Ownership	21
Article 11	The Company and the Hydroelectric Project	23

CHAPTER V	DISCLOSURES, REPRESENTATIONS AND WARRANTIES BY TRANSFEREE	33

Article 12	Disclosures, Representations and Warranties by Transferee	33

CHAPTER VI	DELIVERY	34

Article 13	Delivery	34

CHAPTER VII	DEBT ARRANGEMENT AND EMPLOYEES RELOCATION	38

Article 14	Debts Arrangement	38
Article 15	Relocation of Employees	38

CHAPTER VIII	CONFIDENTIALITY	39

Article 16	Confidentiality	39

CHAPTER IX	BREACH OF CONTRACT	40

Article 17	Liability for Breach of a Representation or Warranty	40
Article 18	Liability for Breach of Contract	41

CHAPTER X	FORCE MAJEURE	42

Article 19	Force Majeure	42

CHAPTER XI	RESOLUTION OF DISPUTES	43

Article 20	Arbitration	43
Article 21	Validity of the Arbitration Award	44
Article 22	Continuation of Rights and Obligations	44

CHAPTER XII	APPLICABLE LAW	44

Article 23	Applicable Law	44

CHAPTER XIII	MISCELLANEOUS	44

SHARE TRANSFER CONTRACT
This Share Transfer Contract (hereinafter referred to as “this Contract”) is executed by the following Parties in Beijing, China.
(1)	Party A: Fujian Huabang Hydroelectric Investment Co., Ltd. (hereinafter referred to as the “Transferee”), a wholly foreign owned enterprise registered and established in accordance with the laws of the People’s Republic of China, with its registration number of 350000400003598 and registered address at the 3rd Floor of East Building A, No.349, Guangda Road, Taijiang District, Fuzhou City, the legal representative of which is John Douglas Kuhns, whose position is chairman and nationality is the United States of America;

(2)	Party B: Mao Ding Gou, a PRC citizen with the ID card number of 330326195701127514, whose domicile is at No,122, Liunan Street, Aojiang Town, Pingyang County, Zhejiang Province;

(3)	Party C: Xu Xuan Bo, a PRC citizen with the ID card number of 330326196309287518, whose domicile is at Room 341, Unit 3 of Building 1, Yahe Road, Kunyang Town, Pingyang County, Zhejiang Province;

(4)	Party D, Xu Xian Xiong, a PRC citizen with the ID card number of 330326196202147515, whose domicile is at No, 12, Erzhong East Road, Lingxi Town, Cangnan County, Zhejiang Province;

(5)	Party E, Zhang Jing Sheng, a PRC citizen with the ID card number of 53011219600103255X, whose domicile is at Team 2 of Tou Village, Longqing Village Committee, Shalang Bai Ethnic Township, Wuhua District, Kunming City, Yunnan Province;

(6)	Party F, Lin Rong, a PRC citizen with the ID card number of 33032619601105181X, whose domicile is at Room 241, Building Y2, Yahe West Road, Kunyang Town, Pingyang County, Zhejiang Province;

(7)	Party G, Xu Jing Qing, a PRC citizen with the ID card number of 330326196207257713, whose domicile is at No.128, Xin’aozhong Road,

Aojiang Town, Pingyang County, Zhejiang Province;

(8)	Party H, Mao Xin Run, a PRC citizen with the ID card number of 33032619590712751X, whose domicile is at Shunyang Village, Wuyang Township, Pingyang County, Zhejiang Province;

(9)	Party I: Wang Shu Yi, a PRC citizen with the ID card number of 530112197711031329, whose domicile is at No.619, Team 2 of Dapuji Village, Puji Agency of Wuhua District, Kunming City, Yunnan Province.
Party B, Party C, Party D, Party E, Party F, Party G, Party H and Party I are hereinafter collectively referred to as the “Transferors”. The Transferors and the Transferee are hereinafter collectively referred to as “all Parties” as well as each of the Transferors and the Transferee is hereinafter referred to as “Party”.
WHEREAS:
(1)	Luquan Xiaopengzu Hydropower Generation Co., Ltd. (hereinafter referred to as the “Company”) is a company incorporated in China for the purpose of hydropower generation investment, operation and management with the registered capital of RMB100,000,000, the registration number of which is 530128000000331;

(2)	Party B owns twenty-one point one eight percent (21.18%) of the equity stake of the Company, and can exercise all of his full rights as a shareholder;

(3)	Party C owns eighteen point six one one percent (18.611%) of the equity stake of the Company, and can exercise all of his full rights as a shareholder;

(4)	Party D owns sixteen point two seven five percent (16.275%) of the equity stake of the Company, and can exercise all of his full rights as a shareholder;

(5)	Party E owns fourteen percent (14%) of the equity stake of the Company, and can exercise all of his full rights as a shareholder;

(6)	Party F owns ten point zero zero nine percent (10.009%) of the equity stake of the Company, and can exercise all of his full rights as a shareholder;

(7)	Party G owns eight point four seven seven percent (8.477%) of the equity stake of the Company, and can exercise all of his full rights as a shareholder;

(8)	Party H owns six point two four eight percent (6.248%) of the equity stake of the Company, and can exercise all of his full rights as a shareholder;

(9)	Party I owns five point two percent (5.2%) of the equity stake of the Company, and can exercise all of his full rights as a shareholder;

(10)	Subject to the terms and conditions set out in this Contract, Party B is willing to transfer twenty one point one eight percent (21.18%) of the equity stake of the Company held by him, Party C is willing to transfer eighteen point six one one percent (18.611%) of the equity stake of the Company held by him, Party D is willing to transfer sixteen point two seven five percent (16.275%) of the equity stake of the Company held by him, Party E is willing to transfer fourteen percent (14%) of the equity stake of the Company held by him, Party F is willing to transfer ten point zero zero nine percent (10.009%) of the equity stake of the Company held by him, Party G is willing to transfer eight point four seven seven percent (8.477%) of the equity stake of the Company held by him, Party H is willing to transfer six point two four eight percent (6.248%) of the equity stake of the Company held by him, and Party I is willing to transfer five point two percent (5.2%) of the equity stake of the Company held by him to the Transferee, all of which represent one hundred percent (100%) of the equity stake of the Company (hereinafter referred to as the “Sale Equity Stake”);

(11)	The Transferee is willing to acquire one hundred percent (100%) of the equity stake of the Company from the Transferors subject to the terms and conditions set out in this Contract.

     For this purpose, after friendly consultations, on the principles of equality and mutual benefit, all Parties to this Contract have reached the following agreement in accordance with the provisions of the Company Law of the People’s Republic of China, Contract Law of the People’s Republic of China and other relevant laws and regulations of the PRC:
Chapter I  Definitions
Article 1 Definitions
Unless otherwise prescribed and stipulated, the following terms used in this Contract shall have the meanings set forth as follows:
The “Company” refers to Luquan Xiaopengzu Hydropower Generation Co., Ltd., a limited liability company registered and established in accordance with the laws of PRC, with its registration number being 530128000000331, registered capital (paid-up capital) being RMB100,000,000 and registered address at Xiaopengzu Village, Xinglong Village Committee, Cuihua Township, Luquan County.
The “Hydroelectric Project” refers to the Xiaopengzu Hydroelectric Project with the total installed capacity of 44 MW which is legally owned and operated by the Company.
“New Articles of Association” refers to the new Articles of Association of Luquan Xiaopengzu Hydropower Generation Co., Ltd. after the completion of the share transfer contemplated in this Contract, which has been approved by the Examination and Approval Authority.
“PRC” or “China” refers to the People’s Republic of China, and insofar as this Contract is concerned, shall exclude Hong Kong, Macao and Taiwan.
“Claims” refers to claims, actions, demands, proceedings judgments liabilities, damages amounts, costs and expenses (including but not limited to attorney fees) whatsoever and howsoever arising.

“Signing Date” refers to the date on which this Share Transfer Contract is signed.
“Encumbrance” refers to any mortgage, assignment, lien, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive right, and any other restriction or conditions whatsoever including, without limitation:
(1)	any interest or right granted or reserved in or over or affecting the Sale Equity Stake; or

(2)	the interest or right created or otherwise arising in or over the Sale Equity Stake under a fiduciary transfer, charge, lien, pledge, power of attorney or other form of encumbrance; or

(3)	any security over the Sale Equity Stake for the payment of a debt or any other monetary obligation or the performance of any other obligation.
“Examination and Approval Authority”, refers to the relevant PRC governmental department having the authority to examine and approve this Contract, the New Articles of Association of the Company and to grant approval for the transfer of the Sale Equity Stake contemplated in this Contract pursuant to the provisions for the examination and approval of projects which have investments by foreign investors in the PRC.
“Material Adverse Change” refers to:
(1)	investigations (which may cause the Company to be punished) and penalties upon the Company by relevant governmental authorities;

(2)	involvement with any litigation, arbitration or any other judicial proceedings by the Company;

(3)	any change (or any development that, insofar as can reasonably be foreseen, is likely to result in any change) that may cause loss to the financial conditions, business, assets or liabilities of the Company in the amount of more than RMB50,000.
“RMB” or “Renminbi” refers to the legal currency of the PRC.
“US Dollar” or “US$” refers to the legal currency of the United States of America.
“Transferors’ Bank Accounts” refers to, for the purpose of this Contract, the bank accounts opened separately by Party B, Party C, Party D, Party E, Party F, Party G, Party H and Party I under their respective names for receiving the Transfer Price (as defined in Article 3.1 below).
“Delivery Completion Date” refers to the date provided by Article 13.5 hereunder.
“Third Party” refers to any natural person, legal entity, or other organization or entity, other than the parties to this Contract.
“Working Day” refers to the statutory working day provided by the State Council of the PRC.
Chapter II  Sale Equity Stake
Article 2 Sale Equity Stake
Pursuant to the terms and conditions stipulated in this Contract, the Transferors agree to transfer to the Transferee and the Transferee agrees to accept from the Transferors the Sale Equity Stake being one hundred percent (100%) of the equity stake of the Company with all the rights and obligations of and attaching to the Sale Equity Stake for transfer including, without limiting the generality thereof, all the rights to receive dividends and to receive or subscribe for shares (if any) declared, paid or issued by the Company and free of any Claims or Encumbrances.

Article 3 Transfer Price for the Sale Equity Stake
3.1	The Transferors and the Transferee after consultations have finally determined that the price for the Sale Equity Stake shall be agreed at RMB240,000,000 (hereinafter referred to as the “Transfer Price”). Specifically, the amount respectively payable to the Transferors shall be as follows:

Party B: RMB50,832,000;

Party C: RMB44,666,400;

Party D: RMB39,060,000;

Party E: RMB33,600,000;

Party F: RMB24,021,600;

Party G: RMB20,344,800;

Party H: RMB14,995,200;

Party I: RMB12,480,000.

3.2	The Transfer Price shall be paid in two (2) instalments:
(1)	The first instalment of the Transfer Price, namely, RMB204,000,000, shall be paid within ten (10) Working Days after the Transferors have completed all conditions precedent stipulated in Article 4.2 hereof.

(2)	The balance of the Transfer Price, namely, RMB36,000,000, shall be paid within ten (10) Working Days after the Transferors have completed all conditions precedent stipulated in Article 4.3 hereof.

3.3	The Transferee shall pay the Transfer Price in equivalent US Dollars to the Transferors.
Article 4 Conditions Precedent for the Payment of the Transfer Price
4.1	The Transferee agrees to pay RMB2,000,000 to the Transferors on the Signing Date as the deposit, which shall be automatically set off against part of the first instalment of the Transfer Price when the Transferee pays the first instalment. The Transferors hereby irrevocably undertake and warrant that, prior to the payment of the first instalment of the Transfer Price by the Transferee, no matter how the power tariff or policy changes, the Transferors shall transfer the Sale Equity Stake in accordance with this Contract, otherwise, the Transferors shall refund twice of the deposit to the Transferee; in addition, during that period, the Transferors and its agents or representatives shall not solicit any other offer regarding the Sale Equity Stake and/or the Hydroelectric Project, neither shall the Transferors discuss or negotiate the transfer of the Sale Equity Stake and/or Hydroelectric Project or the increase of the registered capital of the Company or participate in any such discussions or negotiations with any Third Party, otherwise, the Transferors shall refund twice of the deposit to the Transferee. The Transferee also warrants that it will acquire the Sale Equity Stake in accordance with this Contract, otherwise, the deposit will be retained by the Transferors.

4.2	Under this Contract, the conditions precedent for the payment of the first instalment of the Transfer Price in the amount of RMB204,000,000 by the Transferee are set out as follows:
(1)	The Transferors have completed all conditions precedent set out in Appendix I to this Contract;

(2)	This Contract, the New Articles of Association and the transfer of the Sale Equity Stake in this Contract have been approved in writing by the Examination and Approval Authority, and the certificate of approval for establishment of foreign invested enterprises has been issued;

(3)	The alteration registration with the competent administration for industry and commerce for the Sale Equity Stake has been completed and the Sale Equity Stake has been registered under the name of the Transferee;

(4)	The business license for foreign invested enterprises of the Company has been issued;

(5)	The competent foreign exchange administration authority has approved the transfer of the first instalment of the Transfer Price from the capital account of the Transferee to the Transferors’ Bank Accounts; and

(6)	From the Signing Date to the First Payment Date (as defined in Article 5.1), there has been no Material Adverse Change to the Company.
4.3	Under this Contract, the conditions precedent for the payment of the balance of the Transfer Price by Transferee are set out as follows:
(1)	The delivery stipulated in Chapter VI of this Contract has been fully completed and the Transferee has issued the written confirmation letter to the Transferors confirming that the delivery has been fully completed;

(2)	The Guarantee Fund in the amount of RMB12,000,000 which shall be paid by Transferors in accordance with Article 5.5 hereof has arrived at the bank account designated by Transferee;

(3)	The competent foreign exchange administration authority has approved the transfer of the balance of the Transfer Price from the capital account of the Transferee to the Transferors’ Bank Accounts; and

(4)	During the period from the First Payment Date to the Second Payment Date (as defined in Article 5.2), there has been no Material Adverse Change to the Company.

4.4	In the event that any of the conditions set out in the aforesaid Article 4.2 and/or Article 4.3 has not been fulfilled or satisfied, and the Transferee has not indicated its waiver of the said conditions or any one of them in writing, the Transferee shall not be obliged to pay the Transfer Price to the Transferors which shall not be deemed as breach of contract.

4.5	The Transferee shall be mainly responsible for the application for the approval of this Contract by the Examination and Approval Authority and the Transferors shall provide full cooperation, including but not limited to provision or execution of relevant documents. The Transferors and the Transferee shall make all their best efforts to procure the timely approvals of this Contract, the New Articles of Association and the transfer of the Sale Equity Stake contemplated herein by the Examination and Approval Authority and to procure the business license, the certificate of approval for establishment of foreign invested enterprises and the approvals issued by the competent foreign exchange administration authority for the remittance of the Transfer Price.

4.6	Upon the expiration of ninety (90) Working Days commencing from the Signing Date, in the event that the conditions precedent set out in Article 4.2 hereof except for the conditions precedent in Item (1) of Article 4.2, have not been fully satisfied, this Contract shall not be binding on all Parties and the Transferors shall immediately refund the deposit to the Transferee without compensation.
Article 5 Payment
5.1	The First Payment Date shall be within ten (10) Working Days after all conditions precedent set out in Article 4.2 hereof have been completed. The Transferee shall, on the First Payment Date, remit the first instalment of the Transfer Price in the amount of RMB204,000,000 to the Transferors’ Bank Accounts. The deposit (in the amount of RMB2,000,000) paid by the Transferee shall be set off here. Therefore, on the First Payment Date, the actual amount remitted by the Transferee to the Transferors’ Bank Accounts shall be RMB202,000,000.

The Second Payment Date shall be within ten (10) Working Days after all conditions precedent set out in Article 4.3 hereof have been completed. The Transferee shall, on the Second Payment Date, remit the balance of the Transfer Price in the amount of RMB36,000,000 to the Transferors’ Bank Accounts.

5.2	The Transferors shall, within five (5) Working Days after the satisfaction of the conditions precedent to the payment, provide the Transferee in written form with the detailed information in relation to the Transferors’ Bank Accounts, otherwise, in the event that the Transferee cannot pay or cannot pay as scheduled the Transfer Price due to the Transferors’ failure to provide the detailed information of the Transferors’ Bank Accounts in a timely fashion, or due to the reason of the opening banks of the Transferors’ Bank Accounts, the Transferee shall not assume any liability arising therefrom.

5.3	The Transferors shall issue to the Transferee the legal documents evidencing the receipt of the Transfer Price within five (5) Working Days after receiving each instalment of the Transfer Price paid by the Transferee. In the event that the Transferors fail to issue the said documents to the Transferee within the prescribed time limit, the Transferee shall be entitled to correspondingly delay its payment of the following payable instalment of the Transfer Price, which shall not be deemed as breach of contract. In the event that the said legal documents issued by the Transferors are not in compliance with the PRC laws and regulations which cause the Transferee and/or the Company to suffer from any damage or loss, the Transferors shall assume joint liability for the compensation on the Transferee and/or the Company.

5.4	All Parties hereby confirm that, during the period from the First Payment Date to the Second Payment Date (exclusive), the revenues of electricity fees of the Company shall be divided between the Transferors and the Transferee in proportion to the actual payment of the Transfer Price; and from the Second

Payment Date (inclusive), all the profit of the Company shall be enjoyed by the Transferee.

5.5	The Transferors shall remit RMB12,000,000 to the bank account designated by the Transferee within five (5) Working Days from the arrival date of the first instalment of the Transfer Price paid by the Transferee at the Transferors’ Bank Accounts, which shall be served as the guarantee fund for the performance of all the obligations of the Transferors under this Contract. The guarantee duration shall commence from the arrival date of such guarantee fund at the bank account designated by the Transferee and terminate when all obligations provided in Article 5.6 hereof have been fulfilled by the Transferors. Upon the expiration of the Guarantee Duration, the Transferee shall remit the balance of the guarantee fund (if any) without any interest to the bank account designated by Transferors. In the event that the Transferors fail to remit the full amount of the guarantee fund to the bank account designated by the Transferee as scheduled, the Transferee shall be entitled to refuse to pay for the following payable instalment of the Transfer Price, which shall not be deemed as breach of contract.

5.6	Under this Contract, within ten (10) Working Days as the Transferors complete the acceptances in relation to fire-prevention, water and soil preservation facilities, and environment protection, the Transferee shall refund half of the Guarantee Fund, namely, RMB 6,000,000 to the bank account designated by Transferors. When the Transferors complete the following obligations, the Transferee shall refund the balance of the guarantee fund (if any) to the bank account designated by Transferors within ten (10) Working Days after all such obligations have been fully fulfilled:
(1)	During the guarantee duration, the Hydroelectric Project does not have any quality problem and the Transferors do not have any behaviours or situations violating any provisions of this Contract;

(2)	The Transferors shall, on their own expenses, procure the replies (filings) for the project proposal, environmental impact valuation document, land requisition, wood cutting, completion acceptance of environmental protection facilities and water and soil preservation facilities for the project of 110 kv transmission line of the Hydroelectric Project and deliver the originals of such replies (filings) to the Transferee;

(3)	The Transferors shall, on their own expenses, procure the replies in connection with the completion acceptance of environmental protection facilities, completion acceptance of water and soil preservation facilities, fire-prevention acceptance, record and filing acceptance and other stage acceptances and special acceptances of the Hydroelectric Project and deliver the originals of such replies to the Transferee;

(4)	The Transferors shall, on their own expenses, complete the overall completion acceptance of the Hydroelectric Project (including the completion acceptance of the 110 kv transmission line project of the Hydroelectric Project) in accordance with relevant laws and regulations, procure the overall completion acceptance testimonial/approval and deliver the originals of such acceptance testimonial/approval to the Transferee;

(5)	The Transferors shall, on their own expenses, procure the Power Business Permit (Power Generation) registered under the name of the Company in accordance with relevant laws and regulations, and deliver the original of the Power Business Permit (Power Generation) to the Transferee;

(6)	The Transferors shall, on their own expenses, prompt the execution of the Grid Connection and Dispatching Agreement and Power Purchase and Sale Contract between the Company and Yunnan Grid Corporation, which shall provide the installed capacity of the Hydroelectric Project as 44 MW, and conduct relevant filing procedures for such Grid Connection and Dispatching Agreement and Power Purchase and Sale Contract with the competent power regulatory authority and deliver the originals of such newly executed Grid Connection and Dispatching Agreement and Power Purchase and Sale Contract to the Transferee; in addition, the Transferors shall warrant that the tariff approved of the Hydroelectric Project is RMB0.194/kwh during wet season, RMB0.219/kwh during normal season, and RMB0.244/kwh during dry season.

(7)	The Transferors shall, on their own expenses, complete the safety registration and safety appraisal of reservoir dam of the Hydroelectric Project in accordance with relevant PRC laws and regulations and deliver the originals of such safety registration certificate of reservoir dam and safety appraisal report of reservoir dam to the Transferee;

(8)	The Transferors shall, on their own expenses, complete the tax clearance of the Company in accordance with law before April 30, 2010 and deliver relevant supporting documents for such full payment of relevant taxes in accordance with relevant laws;

(9)	The Transferors shall procure the Social Insurance Registration Certificate under the name of the Company and deliver the original of Social Insurance Registration Certificate to the Transferee; and

(10)	The Transferors shall procure the Building Ownership Certificate for the management building of the Hydroelectric Project under the name of the Company and deliver the original of the Building Ownership Certificate to the Transferee.
The Transferors hereby jointly and severally confirm and warrant that, in the event that the Transferee and/ or the Company incurs any fees or expenses or suffers from any loss or damage due to any of the above-mentioned issues, the Transferee is entitled to directly deduct the corresponding amount from the guarantee fund, which shall not be required to be refunded to the Transferors; in addition, such compensation shall not prejudice any other rights of the Transferee and/or the Company to claim for damages against the Transferors in accordance with other provisions hereof and the laws and regulations of the PRC.

5.7	The obligations of the Transferee shall be deemed as having been fully accomplished upon the remittance of the Transfer Price to the Transferors’ Bank Accounts; however, the Transferee shall continue to cooperate with the Transferors to complete various obligations provided in Article 5.6 hereof.
Article 6 Taxes Payable under the Transfer of the Sale Equity Stake
Any taxes or fees arising out of and payable pursuant to the fulfilment of the terms of this Contract by each of the Transferors and Transferee shall be payable by the respective Party liable for the taxes or fees under the provisions of relevant laws and regulations of PRC.
Chapter III  Representations and Warranties by All Parties
Article 7 Representations and Warranties by All Parties
7.1	Prior to the signing of this Contract, if the signing party is a company, such company shall provide a power of attorney which authorizes its representative to sign this Contract; if the signing party is an individual, such individual shall provide a photograph of his/her identification card together with the original of the identification card being shown. In case of proxy, power of attorney thereof and a copy of the identification card of the principal shall be delivered.

7.2	At the time of signing this Contract, the Transferors and the Transferee hereby state that the documents and information provided to the Party (ies) or their agencies (including, without limitation, the lawyers, valuers, financial advisers, etc.) prior to the Signing Date are still valid and authentic and confirm that, should discrepancies arise between the latter and the terms of this Contract, this Contract shall prevail.

7.3	The Transferors and the Transferee hereby agree that the contracts or documents pertaining to the transfer of Sale Equity Stake entered into among all Parties prior to this Contract shall lapse automatically upon this Contract coming into effect.

7.4	All Parties to this Contract agree to strive jointly in coordinating all the work pertaining to the transfer of the Sale Equity Stake, including but not limited to application for approvals, registration and filing for record, etc., and the expenses arising therefrom shall be borne by the Company.
Chapter IV  Disclosures, Representations and Warranties by Transferors
Article 8 Disclosures, Representations and Warranties by Transferors
The Transferors hereby jointly and severally represent and warrant to the Transferee that:
8.1	All information and facts relating to the Company that is in the possession of the Transferors or is known to any of the Transferors which will have a substantive effect on the Transferors’ abilities to fulfil any of their obligations in this Contract or when disclosed to the Transferee shall have a substantive effect on the willingness of the Transferee to sign and fulfil its obligations under this Contract, have been disclosed to the Transferee and the information provided by the Transferors to the Transferee does not contain any representation that is untrue or misleading.

8.2	No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against the Transferors that will materially affect their abilities to sign this Contract or fulfil their obligations under this Contract.

8.3	Up to the Signing Date, the Transferors have informed the whole matter of the transfer of the Sale Equity Stake to all Third Parties relating to the Sale Equity Stake, the Company and the Hydroelectric Project; in case of requiring the consent of such Third Party, the Transferors have procured the written consent from the Third Party.

8.4	The Transferors hereby undertake that none of them will take any action after the Signing Date that will cause any adverse impact on the Company/Hydroelectric Project.

8.5	Regarding the documents and information provided by Transferors to the Transferee and/or the Transferee’s agencies (including, without limitation, the lawyers, valuers, financial advisers, etc.) prior to the Signing Date, the Transferors hereby undertake that:
8.5.1	all copies made from original documents are true and complete and that such original documents are authentic and complete;

8.5.2	all documents supplied to the Transferee and/or the Transferee’s agencies as originals are authentic and complete;

8.5.3	all signatures (stamps) appearing on documents supplied to the Transferee and/or Transferee’s agencies as originals or copies of originals are genuine; and

8.5.4	The Transferors have drawn to the attention of Transferee and/or Transferee’s agencies all matters that are material for the Transferee to proceed with the transaction as contemplated in this Contract.
8.6	Prior to the Delivery Completion Date, at any moment upon the request by Transferee, the Transferors shall, on their own expenses, carry out and/or conduct in a way which is satisfactory to the Transferee, or to impel the Third Party to carry out and/or conduct in a way which is satisfactory to the Transferee, any action and/or document which the Transferee reasonably deems requisite, in order to realize the full effectiveness and implementation of this Contract.
Article 9 General Representations and Warranties by Transferors

9.1	Party B and Party C are legal entities that have been duly established according to the laws and regulations of China and they are validly and legally in existence and also operating normally in accordance with the laws and regulations of China. Signing this Contract and fulfilling all of their obligations stipulated herein by Party B and Party C shall not contravene or result in the violation of or constitute a failure to fulfil or an inability to fulfil any of the stipulations in any laws, regulations, stipulations, any authorization or approval from any government body or department or the stipulations of any contract or agreement that Party B or Party C is a party to or is bound by.

9.2	Party D is a PRC citizen with all civil abilities to enter into this Contract and fulfil all of his obligations stipulated herein. Signing this Contract and fulfilling all of his obligations stipulated herein by Party D shall not contravene or result in the violation of or constitute a failure to fulfil or an inability to fulfil any of the stipulations in any laws, regulations, stipulations, any authorization or approval from any government body or department or the stipulations of any contract or agreement that Party D is a party to or is bound.
Article 10 Ownership
10.1	The Transferors jointly and severally undertake and warrant that: the Transferors are the legal owners of the Sale Equity Stake and have full authority and right to transfer the Sale Equity Stake to the Transferee and the Sale Equity Stake does not involve any state-owned assets and interests. In case that the Transferee and/or Company suffer from any loss or damage due to the involvement of any state-owned assets and interests in the Sale Equity Stake, the Transferors shall assume the joint liability and compensate the Transferee and/or the Company in full.

10.2	The Transferors jointly and severally undertake and warrant that: up to the First Payment Date (inclusive), the Sale Equity Stake is not subject to any Claims or Encumbrances (including but not limited to any form of option, acquisition right, mortgage, pledge, guarantee, lien or any other form of Third Party rights); and there is no interest present and no agreement or undertaking in existence that may result in or create any Claim or Encumbrance on the Sale Equity Stake (including but not limited to the aforesaid option, acquisition right, mortgage, pledge, guarantee, lien or any other form of third party rights and interest).

10.3	The Transferors jointly and severally undertake and warrant that: all obligations as the shareholders of the Company which shall be assumed by the Transferors for the benefit of the Company and the Third Party have been fully fulfilled by the Transferors. Any Third Party or any level of the governmental authorities of the PRC shall not, due to the Transferors’ failure to fulfil their due obligations as the shareholders of the Company, claim for rights against the Company or the Transferee or adopt administrative acts which are unfavourable to the Company or the Transferee, including but not limited to imposing fine, revoking the business license, requiring to make supplemental payment for the taxes or compelling to stop production, etc.

10.4	The Transferors jointly and severally undertake and warrant that: no lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against any party of the Transferors that will materially affect the Transferors’ abilities to sign this Contract or fulfil the Transferors’ obligations under this Contract.

10.5	The Transferors jointly and severally undertake and warrant to provide all relevant materials which should be provided by the Transferors and are requisite for procuring the written approvals to this Contract, New Articles of Association, the transfer of the Sale Equity Stake stipulated in this Contract from the Examination and Approval Authority, certificate of approval for establishment of foreign invested enterprises, and business license of foreign invested enterprises of the Company, and conducting the alteration registration of the Sale Equity Stake under the name of the Transferee with the competent administration of industry and commerce, including but not limited to the tax clearance certificate issued by the competent taxation authority.

Article 11 The Company and the Hydroelectric Project
The Transferors hereby jointly and severally represent and warrant to the Transferee that:
11.1	The Company is a legal entity that has been duly established according to the laws of PRC and it is validly and legally in existence and also operating normally in accordance with the laws and regulations of PRC.

11.2	The registered capital of this Company has been fully paid up on schedule. The Transferors have completed their full obligations to contribute, and have procured valid verifications for their contributions according to PRC laws. There is no withdrawal of the registered capital by the Transferors.

11.3	The Company is the legal owner of the Hydroelectric Project, and has the full and complete ownership, operation right and right to profit over the Hydroelectric Project.

11.4	The development, construction and operation of the Hydroelectric Project have been duly granted by relevant governmental authorities all requisite approvals and are fully complied with the PRC laws and regulations and the approvals and permits of relevant governmental authorities, in no violation of PRC laws and regulations and approvals and permits of relevant governmental authorities, without any condition that leads to or may leads to the revocation or withdrawing of such approvals and permits. In the event that Transferee and/or the Company suffer from any damage or loss arising out of any violation and /or revocation and/or withdrawing, the Transferors shall be jointly liable for the full compensation on the Transferee and/or the Company.

11.5	Up to the Delivery Completion Date, every aspect of the Hydroelectric Project, including but not limited to the hydrology, geology, water flow, dam safety and hydropower generating units, etc., is complied with the requirements of power generation under normal situations and is free from any defect or any other problem provided of the loss due to normal operation and usage. In the event that Transferee and/or the Company suffer from any damage or loss arising out of any defect or any other problem which already existed before the Delivery Completion Date, the Transferors shall be jointly liable for the full compensation on the Transferee and/or the Company.

11.6	Up to the Delivery Completion Date, the Company has never suffered and is not currently suffering from any administrative investigations, prosecutions, disputes, claims or other proceedings (ongoing, pending or threatened), nor the Company has been punished or the Transferors can foresee any punishment to be made by any administrative authorities of the PRC for the issues already existed before the transfer of the Sale Equity Stake. Up to the Delivery Completion Date, the Transferors have fully disclosed to the Transferee all information in respect of environmental protection, water and soil preservation, flood prevention plan, utilization of land (woodland), wood cutting, power generation, relocation, fire-prevention and work safety, etc. In addition, the Transferors hereby jointly and severally warrant that all fees (including, without limitation, water resources fees, land requisition and compensation fees, water and soil preservation facility compensation fees, etc.), charges, penalties and expenses payable to or being required to pay to any PRC governmental authority have been paid in full, and, as of the Second Payment Date, there is no arrears of such fees, charges, penalties and expenses, nor is there any arrears of costs and/or expenses being required by any PRC governmental authority to be paid for any purpose of correcting defects and/or inappropriate actions of the Company. In the event that the Transferee and/or the Company suffer from any penalty, damage, loss, etc. due to any such administrative investigations, prosecutions, disputes, claims, penalties and/or other proceedings which existed before the Second Payment Date, the Transferors shall assume joint liabilities and fully compensate the Transferee and/or the Company.

11.7	The Company legally owns all requisite real estate (including but not limited to land, buildings, dams, water supply system, electricity power transmission lines, structures and subsidiary facilities) and moveable assets (including but not limited to machineries, equipments, vehicles, furniture and office supplies), and such real estate and movable assets shall be not less than those real estate and movable assets listed out in Appendix IV to this Contract. The Company does not provide any other security (including but not limited to mortgage, pledge and lien) or other restrictions on the real estate and movable assets, except for those listed out in Appendix III to this Contract. Up to the Delivery Completion Date, all material aspects of the buildings, dams, machineries and equipments, vehicles and other assets owned by the Company are in good, secure and operational conditions, which are anticipated not to need to be repaired (excluding the daily requisite repairs), replaced or supplemented within twelve (12) months after the Signing Date due to the issues before the Delivery Completion Date. The Transferors warrant and undertake that commencing from the Signing Date to the Delivery Completion Date, the above real estate and movable assets will not suffer from any loss or damage resulting from the actions of the Transferors or any Third Party. In case of any loss or damage suffered by the real estate and movable assets due to the above mentioned causes, the Transferors shall assume the joint liability and compensate Transferee and/or the Company in full.

11.8	The production, operation, construction and business of the Company are fully complied with all the relevant PRC laws and regulations, including but not limited to those laws and regulations in relation to hydropower generation, environmental protection, water and soil preservation, flood prevention plan, design and construction of water resource project, invitation and submission of bids, utilization of woodland, wood cutting, fire-prevention, work safety and relocation. The Transferors warrant that the environmental protection authorities, water resource authorities, power regulatory authorities, construction authorities, forestry authorities, fire-prevention authorities, planning authorities, safe production authorities, development and reform authorities and other governmental authorities will not punish the Company for the problems of environmental protection, water and soil preservation, water fetching, flood prevention planning, design and construction of water resources projects, invitation and submission of bids, power generation, utilization of woodland, wood cutting, fire-prevention, work safety and relocation, etc. which already existed before the Delivery Completion Date. In the event that the Company suffers from any loss or damage due to the punishment by local government, environmental protection authority, water resources authority, electricity regulatory authority, forest authority, construction authority, fire-prevention authority, planning authority, work safety authority, development and reform authorities or other governmental authorities, the Transferors shall fully compensate the Transferee and/or the Company so as to hold the Transferee and/or the Company harmless.

11.9	The fire-prevention design of all construction projects of the Company are complied with all PRC relevant laws and regulations and national fire-prevention standards.

11.10	Prior to the signing of this Contract, the Transferors have already disclosed all information of the debts of the Company. As of the First Payment Date, that information is still complete, liable, accurate and true. As of the Signing Date, all debts of the Company have been indicated in Appendix II to this Contract and as of the First Payment date, all due principal and interests of the debts set out in Appendix II hereto have been fully paid off. The Transferors shall assume joint liabilities for any undisclosed debts of the Company and any unpaid due principal and interests so as to hold the Transferee and/or the Company harmless.

11.11	The Company can legally own the land use right and building ownership for all the land and buildings currently occupied and used by the Company, and could not be involved in any legal action, arbitration, penalty or suffer from any other damage or loss due to the land and/or building issues. In the event that the Transferee and/the Company suffer from any penalty, damage or loss, etc. due to the use of land or building, the Transferors shall assume the joint liability to compensate Transferee and/or the Company in full.

11.12	The procurement of the state-owned land use right (obtained through allocation) for the land currently occupied and used by the Company with the State-owned Land Use Right Certificates (the serial numbers of which are: Lu Guo Yong [2008] No.189, Lu Guo Yong [2008] No.190 and Fu Guo Yong [2008] No.180) has been fully in compliance with the regulations of PRC laws and regulations, and relevant fees and taxes have been fully paid off in accordance with law. In the event that the Transferee and/or the Company suffer from any penalty, damage or loss, etc. due to such land, the Transferors shall assume the joint liability to compensate the Transferee and/or the Company in full.

11.13	The procurement of the building ownership for the building currently occupied and used by the Company with the Building Ownership Certificate (the number of which is Lu Quan Xian Fang Quan Zheng Lu Quan Zi No.20092201) has been in full compliance with the provisions of PRC laws and regulations, and relevant fees and taxes have been fully paid off in accordance with laws. In the event the Transferee and/or the Company suffer from any penalty, damage or loss, etc. due to the procurement of such building ownership, the Transferors shall assume the joint liability to compensate Transferee and/or the Company in full.

11.14	As of the First Payment Date, the Hydroelectric Project legally occupies and uses the land with the area of 68.2404 hectare, among which, state-owned land use right certificates for 46.1004 hectares land have been obtained by the Company through allocation and the other 22.14 hectare land is river course; in addition, the usage of such 22.14 hectare river course by the Company is complied with the regulations of relevant PRC laws and regulations and relevant fees and taxes have been fully paid off without any violation of laws. The competent governmental authorities will not impose any fine or any administrative penalties in other forms or require any making up of any fees to the Transferee and/or the Company for the occupation and using of such river course by the Company. In the event that the Transferee and/or the Company suffer from any penalty, damage or loss, etc. due to such land occupation and usage, the Transferors shall assume the joint liability to compensate the Transferee and/or the Company in full.

11.15	The mortgage created on the state-owned land use right of 46.1004 hectare occupied by the Company, which has been obtained through allocation, has been approved by the competent state-owned land administration authorities, and the Company has completed relevant mortgage registration procedures for such state-owned land use right mortgage and paid off relevant fees. Such state-owned land use right mortgage has been in full compliance with relevant PRC laws and regulations without any violation, and the competent state-owned land administration authorities will not require any other fees for such mortgaged allocated state-owned land from the Transferee and/or the Company, neither will impose any fine or other administrative penalties on the Transferee and/or the Company. In the event the Transferee and/or the Company suffer from any penalty, damage or loss, etc. due to such state-owned land use right mortgage, the Transferors shall assume the joint liability to compensate Transferee and/or the Company in full.

11.16	The leased agricultural land with an area of 61.045 mu (which are located at Xiaopengzu Village, Houjing Village and Shibajing Village of Luquan County Cuihua Township, Xinglong Village ) by the Company in accordance with relevant land lease contracts has been approved by the competent state-owned land administration authorities, and the Company has paid off relevant fees for such land lease. Such lease of the agricultural land of 61.045 mu has been in full compliance with relevant PRC laws and regulations without any violation, and the competent state-owned land administration authorities may not impose any fine or other administrative penalties on Transferee and/or the Company. In the event the Transferee and/or the Company suffer from any penalty, damage or loss, etc. due to such land lease, the Transferors shall assume the joint liability to compensate Transferee and/or the Company in full. The land lease agreements entered into between the Company and relevant lessors (eight villagers including Yang Tian Rong of Shibajing Village of Luquan County Cuihua Township, Xinglong Village) will continue to be performed. Prior to the delivery of the management and operation of the Hydroelectric Project to the Transferee, the Transferors shall pay relevant rental and fees in accordance with the lease contract entered into with Yang Tian Rong and provide relevant payment vouchers. After the delivery of management and operation of the Hydroelectric Project to the Transferee, the Transferee shall pay the rental and fees in accordance with the lease contract entered into with Yang Tian Rong.

11.17	The selection of the entities for the project survey and design, construction, substantial equipments and materials purchases and project supervisor have been in compliance with the regulations of all RPC laws and regulations without any violation, and the competent water resource authority will not impose any administrative penalty on the Transferee and/or the Company due to such selection. In the event the Transferee and/or the Company suffer from any penalty, damage or loss, etc. due to such selection of the entities for the project survey and design, construction, substantial equipments and materials purchases and project supervisor, the Transferors shall assume the joint liability to compensate the Transferee and/or the Company in full

11.18	After the Signing Date, the Transferors shall normally operate and manage the Company and warrant that there will not be any Material Adverse Change of the operation, business and conditions of the Company.

11.19	As of the Second Payment Date, the Company does not have any equity investment or other investment in any other companies, enterprises, and other economic organizations, etc. In the event that the Company suffers from any damage or loss due to such undisclosed equity investment or other investments, the Transferors shall assume joint liabilities and fully compensate the Transferee and/or the Company.

11.20	As of the Second Payment Date, other than those securities set out in Appendix III to this Contract, the Company’s assets and rights are free from any other security (including but not limited to mortgage, pledge and lien) or any other restrictions, neither has the Company provided any security (including but not limited to mortgage, pledge and guarantee, etc.) for any other companies, enterprises, economic entities or any individuals. In the event that the Company suffers from any damage or loss due to such undisclosed securities, the Transferors shall assume joint liabilities and fully compensate the Transferee and/or the Company

11.21	The Company has completed relevant taxation registration effectively and obtained valid taxation registration certificates, and conducted relevant taxation declaration in accordance with PRC laws, with all contents declared being real and complete. As of the Second Payment Date, the Company has fully paid up all taxes required by the PRC laws and regulations, including but not limited to enterprise income tax, value-added tax, urban construction tax and educational surcharges. The Transferors shall assume joint liabilities for any unpaid tax and fine to the Transferee and/or the Company so as to hold the Transferee and/or the Company harmless.

11.22	All construction projects (whether finished or under construction) of the Company have obtained all requisite governmental approvals and permits and are strictly complied with and without any violation of the approvals and permits issued by relevant governmental authorities. In the event that the Company is punished or suffers from any damage or loss after the completion of the transfer of the Sale Equity Stake by any governmental authority because of any above issue, the Transferors shall assume joint liabilities and fully compensate the Company and/or the Transferee.

11.23	The effectiveness of this Contract will not cause any Third Party to terminate the contracts or agreements which are concluded with the Company prior to the effective date (inclusive) of this Contract which are still effective on the effective date of this Contract, and will not create any security or restriction in any other form favourable to the Third Party on the assets and/or rights of the Company.

11.24	The effectiveness of this Contract will not cause any adverse effect on the development, operation and assets of the Hydroelectric Project owned by the Company, neither can or will cause the loss of the development right, operation right, ownership right and right to profit of the Hydroelectric Project, which has been obtained by the Company before the effective date of this Contract (inclusive).

11.25	The originals of all the material contacts (including, without limitation, the contracts and relevant supplemental agreements concerning project development, investment cooperation, land requisition, land compensation, woodland compensation, land lease, loan, security, counter security, insurance, design, construction, procurement, project supervisor, purchase, sales of certified emission reductions, grid connection and dispatching agreement, power purchase and sale contracts and relevant supplemental agreements, etc. ) concluded by the Company prior to the Signing Date of this Contract (inclusive) have been preserved by the Company in complete form and there have been no violations thereof, and as far as the Transferors know, there does not exist any condition which may lead to the violation by the Company. In case of such circumstances, the Transferors have disclosed to the Transferee in written form.

11.26	The Company’s production technology and procedures are in full compliance with relevant PRC laws, standards and norms, and there are no illegal actions of infringing upon intellectual property rights of others, such as patent, know-how, etc. In the event that the Company suffers from any punishment, damage or loss due to any above issue, the Transferors shall assume joint liabilities and fully compensate the Company and/or Transferee.

11.27	Labour Contracts between the Company and the employees who are still employed by the Company upon the Signing Date of this Contract have been legally and validly concluded. The various social insurance premiums, which shall be paid for the employees according to relevant PRC laws and regulations, have been fully and timely paid up, and the Company has not delayed any payment of the employees’ social insurance premiums, salaries, and other welfares provided in PRC laws and the Company’s internal regulations. As of the Second Payment Date, the Company is free from any problem which may lead the employees to initiate labour arbitrations or lawsuits against the Company. In the event that the Company and/or Transferee suffer from any punishment, loss or damage due to the aforesaid reasons, the Transferors shall be jointly liable for the full compensation on the Transferee and/or the Company.

11.28	As of the Signing Date, relevant coordination fees, compensation fees and other liabilities and obligations, which are payable and assumed by the Company to any Third Party in accordance with relevant agreements for the purpose of the construction, land occupation and other issues of the Hydroelectric Project, have been fully paid off or implemented, and relevant originals of the payment evidences and implementation supporting documents have been delivered to the Transferee. After the Signing Date, in the event that the Company and/or the Transferee suffer from any loss or damage due to the aforesaid reasons, the Transferors shall be jointly liable for the full compensation on Transferee and/or the Company.

11.29	The Company and/or the Transferee will not suffer from any damage or loss as a result of being involved of any legal action, arbitration, claim, etc. initiated by Electric Power Development Co., Ltd. due to the Company’s termination and/or failure to perform the Certified Emission Reductions Purchase and Sale Agreement entered into between the Company and Electric Power Development Co., Ltd. on November 28, 2008. In the event that the Company and/or Transferee suffer from any loss or damage due to the aforesaid reason, the Transferors shall be jointly liable for the full compensation to Transferee and/or the Company.

11.30	Due to the reasonable needs of its production and operation, the Company has taken out requisite insurances which are usually purchased by other companies in the same industry, with all the insurance policies are valid, all the mature insurance premiums have been paid up, and all the other key conditions have been fully fulfilled and complied with. As of the Second Payment Date, there are no conditions which have lead or may lead the aforesaid insurance policies to be invalid. The aforesaid insurance policies are free from restrictions from any special or unusual articles. As of the Second Payment Date, there are no situations in which the Company may claim for compensations from the insurer according to the aforesaid insurance policies.

11.31	All the accounts, books, ledgers and financial records of the Company have been formulated in accordance with the accounting procedures and rules provided by PRC accounting system, and have been fully, properly and accurately recorded and completed, which do not involve any material mistake and deviation, and truly and precisely reflect all transactions relating to the Company and show the financial, contractual and other business conditions of the Company during every financial term.
Chapter V  Disclosures, Representations and Warranties by Transferee
Article 12 Disclosures, Representations and Warranties by Transferee
The Transferee hereby represents and warrants to the Transferors that:
12.1	The Transferee is a legal entity that has been duly established, validly and legally in existence and also operated normally in accordance with the laws and regulations of PRC.

12.2	The Transferee in signing this Contract and fulfilling all of its obligations stipulated herein shall not contravene or result in the violation of or constitute a failure to fulfil or an inability to fulfil any of the stipulations of Transferee’s Articles of Association or its internal rules, any laws, regulations, stipulations, or any authorizations or approvals from any government body or department or any contract or agreement that Transferee is a party to or is bound by.

12.3	No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against Transferee that will materially affect its ability to sign this Contract or fulfil its obligations under this Contract.

12.4	The Transferee shall pay the Transfer Price in accordance with this Contract. In the event that the Transferee fails to perform its obligations in time which has caused economic losses to the Transferors, the Transferee shall assume corresponding compensation liability.

12.5	After the Delivery Completion Date, in the event that the machines and other facilities of the Hydroelectric Project are severely damaged or lost due to the wrong operation by the Transferee which consequently make the Transferors unable to fulfil various obligations provided in Article 5.6 hereof, then the Transferee shall refund the balance of the guarantee fund (if any) to the Transferors within ten (10) days after such event is investigated and confirmed.
Chapter VI  Delivery
Article 13 Delivery
13.1	After the Signing Date, Transferors and Transferee shall immediately organize a Delivery Team to actively carry out the delivery of the Company and the Hydroelectric Project, including but not limited to the delivery of the production and operation management, finance, assets, files and records, certificates, approvals, seals and the construction projects to the Transferee.

13.2	During the term from the Signing Date to the Delivery Completion Date:
(1)	The Transferors shall continue to operate the Company in general and usual way; the Transferors shall not (or shall not agree to) require the Company to make any payment to any Third Party, however, excluding the payment which needs to be made for the general operation purpose and the determined expenditure programme (in the event that such payment exceeds RMB50,000, it shall be subject to the prior written consent of the Transferee); the Transferors shall not terminate any agreements or arrangements which have significant value to the Company, or give up any rights which have significant value;

(2)	In the event that the Company intends to enter into any contract, agreement or memorandum, etc., of which the price, value, liability or debt (including contingent debt) exceeds the amount of RMB 50,000, the prior written consent from the Transferee must be procured;

(3)	Without the prior written consent of the Transferee, the Transferors shall not make any material amendments to the financing, loan or security arrangements of the Company;

(4)	The Transferors shall take all reasonable actions to preserve and protect the assets of the Company; and shall not create any pledge, mortgage and other type of securities on the assets of the Company, or provide guarantee or other security to any Third Party in the name of the Company;

(5)	The Transferors shall not, on behalf of the Company, settle, release or terminate any material lawsuits, arbitrations or other legal proceedings, or any material legal liabilities and claims, or give up the rights relating to the foregoing;

(6)	The Transferors shall not release or write off any debt owed by the debtor specified in the accounting books of the Company;

(7)	The Transferors shall ensure the Company will not enter into any cooperation, joint venture or other forms of outward equity investment or debt investment arrangements;

(8)	In case of any Material Adverse Change or other conditions which may cause the representations, warranties or undertakings made by the Transferors to be false, inaccurate, unrealizable or misleading, the Transferors shall inform the Transferee in written form within twenty-four (24) hours and provide reasonable and detailed information and explanation; and

(9)	The Transferors and/or the Company will not take any actions which may violate the provisions of this Contract or may influence the fulfilment of the obligations hereunder or the transfer of the Sale Equity Stake contemplated herein.
13.3	Transferors shall warrant making a full and complete delivery and the Company’s movable assets and real estate delivered to Transferee shall not be decreased or damaged comparing with those listed in Appendix IV to this Contract. Otherwise, the Transferors shall compensate Transferee and/or the Company in full.

13.4	The delivery includes but not limited to:
(1)	The production, operation and management of the Company;

(2)	The Company’s seals, such as the official seal, financial seal and contract seal, etc. shall be delivered to the Transferee;

(3)	The originals of the accounts opening documents and seals for all the bank accounts of the Company;

(4)	The Transferors and Transferee shall check and verify all the assets (including but not limited to the real estate and movable assets) of the Company in accordance with the real estate and movable assets list of Appendix IV, make a list of the Company’s assets, and finish the delivery which shall be confirmed by Transferors and Transferee and signed on site; during the checking and verifying of the assets, the Transferors shall compensate for the damaged assets by reference to the assessed value;

(5)	Originals of all the approvals, certificates, permits, customer information and other materials of the Company shall be delivered to the Transferee, which shall include all the materials set out in materials list delivered to and confirmed by Transferee provided by Appendix I;

(6)	Originals of all the project drawings, agreements (including but not limited to grid connection and dispatching agreement, power sale and purchase contract, project contract, equipment contract, installation contract, project supervisor contract, materials contract, loan contract and mortgage contract) and other files shall be delivered to Transferee;

(7)	Originals of all the financial accounting books, financial vouchers and the fiscal files shall be delivered to the Transferee;

(8)	The Transferors shall deliver the specific technologies of the parties to the Hydroelectric Project contracts, such as the parties of construction, equipment manufacture, design, supervision, quality examination, etc. to the Transferee; and

(9)	The delivery of other materials and files of the Company.
13.5	The delivery shall be completed within five (5) Working Days after the First Payment Date, the completion of which shall be confirmed in writing by Transferee. The Delivery Completion Date shall be the issuance date of the written confirmation by Transferee.

13.6	After the completion of the delivery, as for the reasonable request of further delivery by Transferee in writing, the Transferors shall cooperate actively.

13.7	The Transferors shall make sure the continuity, stability and safety of the production and operation of the Company during the process of the delivery.

13.8	The Transferors shall fully cooperate so as to complete the delivery. In the event that the Transferee or the Company after the transfer of the Sale Equity Stake suffers from any damage due to the Transferors’ non-cooperation, the

Transferors shall be jointly liable for the compensation in accordance with law.
Chapter VII  Debt Arrangement and Employees Relocation
Article 14 Debts Arrangement
14.1	All Parties confirm that as of the First Payment Date, the debts of the Company shall be in the total amount of RMB150,000,000, and the Company will continue to undertake such loans after the completion of the transfer of the Sale Equity Stake.

14.2	After the completion of the transfer of the Sale Equity Stake, except for the debts listed out in Article 14.1 above, the Transferee shall not assume any other liabilities to the other debts of the Company before the First Payment Date. In the event that the Company and/or the Transferee suffer from any damage or loss due to such debts, the Transferors shall assume the joint liability to compensate the Company and/or Transferee in full.
Article 15 Relocation of Employees
15.1	Upon the completion of the transfer of the Sale Equity Stake, the Transferee shall be entitled to choose to employ excellent employees from the current employees of the Company. The terms and conditions of their employment shall be determined by reference to the standards applied in the other domestic project companies currently owned by the Transferee in principle and implemented in accordance with the Labour Law of the PRC, the Labour Contract Law of the PRC and its implementation regulations and other relevant PRC laws and regulations. The Company shall execute new labor contracts with the employees and the Transferors shall be responsible for the relocation of those employees who are fired or not re-employed by the Company.

15.2	The Transferors undertake and warrant that they will properly relocate the employees who are fired or not re-employed by the Company and shall ensure that such employees will not make any trouble against the Company, nor will apply for arbitration, bring lawsuit or any other administrative or judicial proceedings against the Company. The Transferors shall make sure that the Company will not be punished by any competent governmental authority or incur any other adverse effect due to the relocation of the aforesaid employees.

15.3	The Transferors undertake and warrant that all compensation, indemnity, costs and any other expenses in connection with the relocation of the employees of the Company shall be assumed by the Transferors themselves. In the event that the Company and/or the Transferee suffer from any damage or loss due to the employee relocation issues of the Company, the Transferors shall be jointly liable for the full compensation on the Company and/or the Transferee.
Chapter VIII Confidentiality
Article 16 Confidentiality
16.1	Unless otherwise provided in other confidentiality agreements, with regard to the confidential and exclusive information that have been disclosed to or may be disclosed to the other Parties by any Party to this Contract pertaining to their respective businesses, or financial situations and other confidential matters, all Parties to this Contract which have received the aforesaid confidential information (including written information and non-written information, hereinafter referred to as “Confidential Information”) shall:
16.1.1	Keep the aforesaid Confidential Information confidential;

16.1.2	Save for the disclosure of the Confidential Information by a Party to this Contract to its employees solely for the performance of their duties and responsibilities, none of the Parties to this Contract shall disclose the Confidential Information to any Third Party or any entity.
16.2	The provisions of the aforesaid Article 16.1 shall not apply to the Confidential Information:
16.2.1	which was available to the receiving Party from the written records made by the receiving Party and was approved to be known by the receiving Party by the written records before the disclosing Party disclosed the information to the receiving Party;

16.2.2	which has become public information by means not attributable to any breach by the receiving Party;

16.2.3	which was obtained, by the receiving Party from a Third Party not subject to any confidentiality obligation to the said Confidential Information.
16.3	As far as any natural person or legal entity which is a Party to this Contract is concerned, notwithstanding that it has ceased to be a Party to this Contract because of the transfer of its rights and obligations pursuant to the terms of this Contract, the stipulations set out in this Chapter VIII shall remain binding on it.
Chapter IX  Breach of Contract
Article 17 Liability for Breach of a Representation or Warranty
17.1	If any representation or warranty made by any Party to this Contract is found to be an error or exists any omission, or if any fact, representation or warranty that has or is likely to have a major or substantial effect on the signing of this Contract by any Party is found to be misleading or untrue in any respect, the non-breaching Party shall be entitled to require the Party (ies) in breach for full compensation for any loss, damage, cost or expense arising from the erroneous, misleading or untrue representation or warranty of the Party (ies) in breach or arising from any other breach of any representation and warranty given by the Party (ies) in breach.

17.2	Each representation and warranty set out in this Contract is to be construed independently.

17.3	For the avoidance of doubt, the Transferors hereby unconditionally and irrevocably agree and confirm that they shall be jointly liable for any liability for any breach of representation or warranty.
Article 18 Liability for Breach of Contract
18.1	In the event of a breach committed by any Party to this Contract, the said defaulting Party shall be liable to the other Party (ies) for breach of contract in accordance with the provisions of this Contract and the laws and regulations of PRC. In the event all Parties commit the breach of contract, one Party shall assume the liability to compensate the loss or damage or other obligations as a result of its respective breach of contract to the other Parties respectively.

18.2	In the event that the undisclosed issues by Transferors prior to the signing of this Contract which may influence the legal existence of the Company and the Hydroelectric Project, actually influence the legal existence of the Company or the Hydroelectric Project after the transfer of the Sale Equity Stake, the Transferee is entitled to the termination of this Contract and to require Transferors to fully pay back the Transfer Price which has already paid by Transferee and three percent (3%) of the Transfer Price as liquidated damages; in addition, the Transferee is entitled to resort to other applicable claims in accordance with the PRC laws.

18.3	Any violation of the obligations, representations and warranties under this Contract by any Party of the Transferors or Transferee shall constitute a breach of contract, and the defaulting Party (ies) shall assume the liability to compensate all the losses due to the breach of contract to the other Party.

18.4	Any delayed performance of the obligations or provisions under this Contract by any Party of the Transferors or Transferee shall constitute a breach of contract; however, the delayed performance or non-performance due to the other Party’s advance performance obligation shall not constitute a breach of contract.

The defaulting Party with delay in performance of the Contract shall pay the liquidated damages per day in the amount of the Transfer Price multiplied by the one-year bank loan rate announced by the People’s Bank of China to the non-defaulting Party (ies); in the event that the defaulting Party delays to perform the Contract over thirty (30) Business Days, the non-defaulting Party (ies) is entitled to terminate the Contract, and to require the defaulting Party to pay one percent (1%) of the Transfer Price as liquidated damages. The procurement of the liquidated damages shall not prejudice the right of the non-defaulting Party (ies) to claim for other legal remedies in accordance with other provisions of this Contract and the PRC laws and regulations.

18.5	For the avoidance of doubt, Transferors hereby unconditionally and irrevocably agree and confirm that they shall be jointly liable for any liability for any breach of this Contract committed by any of Transferors.
Chapter X Force Majeure
Article 19 Force Majeure
19.1	“Force Majeure” refers to earthquake, typhoon, flood, fire, war, political unrest and such special incidents or other events that are deemed to be Force Majeure occurrences under the provisions of the relevant laws and regulations of PRC.

19.2	In the event of the occurrence of a Force Majeure event, the obligations of the Party to this Contract affected by this Force Majeure event and any term or period set out in this Contract to which the affected Party is subject shall cease during the period of the Force Majeure event and shall automatically be extended, the period of extension shall be the same as the period of cessation of the obligations by reason of the Force Majeure event, and the said Party shall not assume any breach liabilities hereunder.

19.3	The Party claiming the occurrence of a Force Majeure event shall promptly inform the other Party (ies) in writing, and within seven (7) days thereafter, it shall provide sufficient evidence of the occurrence and the continuity of the Force Majeure event issued by the notary organization. The Party claiming the occurrence of a Force Majeure event shall also do its best to eliminate the adverse effect of the Force Majeure event.
Chapter XI  Resolution of Disputes
Article 20 Arbitration
20.1	Any dispute arising out of or in connection with this Contract shall firstly be resolved through friendly consultation by all Parties. In the event that thirty (30) days after the commencement of the friendly consultations, the dispute cannot be resolved through such means, either Party may submit the dispute to the China International Economic and Trade Arbitration Commission in Beijing for arbitration in accordance with its prevailing valid arbitration rules. The place for arbitration shall be Beijing.

20.2	The arbitration tribunal shall be constituted by three (3) arbitrators and the arbitrators shall have a good knowledge of both English and Chinese Languages.

Article 21 Validity of the Arbitration Award
The arbitration award shall be final and shall be binding on all Parties to this Contract. All Parties to this Contract agree to be bound by the said award, and to act according to the terms of the said award.
Article 22 Continuation of Rights and Obligations
After a dispute has arisen and during its arbitration process, other than the disputed matter, all Parties to this Contract shall continue to exercise their other respective rights stipulated in this Contract, and shall also continue to fulfil their other respective obligations stipulated in this Contract.
Chapter XII  Applicable Law
Article 23 Applicable Law
The laws and regulations of the PRC shall govern and be binding on the establishment, validity, interpretation and execution of this Contract. All disputes under this Contract shall be determined according to the laws of the PRC. In the event the laws of the PRC do not make provision for a certain issue relating to this Contract, reference shall be made to general international business practice.
Chapter XIII Miscellaneous
Article 24 Waiver
The non-exercise or delay in the exercise of an entitlement stipulated in this Contract by any Party to this Contract shall not be regarded as a waiver of the said entitlement. Any single exercise or partial exercise of an entitlement shall not rule out any future re-exercise of the said entitlement.

Article 25 Transfer
Unless otherwise described and prescribed in this Contract, without the prior written consents from the other Parties or the written approvals from the Examination and Approval Authority as required by laws, none of the Parties to this Contract shall transfer or assign that Party’s entitlement or obligations in part or total as stipulated in this Contract.
Article 26 Amendment
26.1	This Contract has been executed for the benefit of all Parties to this Contract and their respective lawful successor(s) and assignees, and shall have legal binding effect on them.

26.2	This Contract may not be amended verbally. Only both of the written document signed by all Parties indicating their consent to such amendment and the written approval of the Examination and Approval Authority, shall any amendment to this Contract become effective.
Article 27 Severability
The invalidity of any term in this Contract shall not affect the validity of the other terms in this Contract.
Article 28 Language
This Contract is written in both the Chinese Language and the English Language. In case of any inconsistency between the Chinese Language and the English Language, the Chinese Language shall prevail.

Article 29 Validity of the Text and Appendices
29.1	This Contract, being executed by all Parties, shall become effective on the approval date by the Examination and Approval Authority. The Chinese text of this Contract shall be signed in ten (10) sets of original. Each Party shall each hold one (1) set of original, and one (1) set of original each shall be sent to the Examination and Approval Authority, the competent administration for industry and commerce and any other governmental authorities as required. The remaining originals shall be filed and kept by the Company.

29.2	The English text of this Contract shall be signed in eight (8) sets of original and one (1) set of original each shall be sent to the Examination and Approval Authority, the competent administration for industry and commerce and any other governmental authorities as required. The remaining originals shall be filed and kept by the Company.

29.3	The Appendices to this Contract shall form an integral part of this Contract, and shall have the same effect as this Contract.
Article 30 Notification
30.1	Unless otherwise specified and prescribed in this Contract, any Party issuing any notification or written communication to the other Party (ies) according to the provisions of this Contract shall have them written in the Chinese and English Language and shall send them as a letter by a courier service company or by facsimile. Letters sent by a courier service company will require a confirmation to be given seven (7) Working Days after handing over the notification or communication to the courier service company. Any notification or written communication sent in accordance with the stipulations of this Contract shall be deemed to be effective on the date of receipt. If they are sent by facsimile, the date of receipt shall be deemed to be three (3) Working Days after transmission, subject to a facsimile confirmation report evidencing this.

30.2	All notifications and communications shall be sent to the following addresses, until such time when the other Party (ies) issues a written notice of any change to its address:

Transferee’s Address:	25B, New Poly Plaza, No.1 Chaoyangmen North St., Dongcheng District, Beijing
Telephone Number:	010-6492 8483
Facsimile Number:	010-6496 1540
Addressee:	Jin Lei

The Address jointly appointed by Transferors: Xiaopengzu Hydroelectric Company, Dongcun Township Post Office, Fumin County, Yunnan Province
Telephone Number:	13008652111
Facsimile Number:	0871-8863500
Addressee:	Mao Ding Gou
Article 31 The Entire Agreement
This Contract constitutes the entire agreement of all Parties to this Contract pertaining to the transaction agreed upon in this Contract, and shall replace all the previous discussions, negotiations and agreements among all Parties to this Contract in respect of the transaction of this Contract.
(REMAINDER OF PAGE INTENTIALLY LEFT BLANK)

IN WITNESS WHEREOF, the duly authorised representatives of Party A, Party B and Party C have signed this Contract with Party D on the date first above written.
Party A: Fujian Huabang Hydroelectric Investment Co., Ltd.
                    (Stamp)
Signature: /s/ James Li
Position:
April 23, 2010
Party B: Mao Ding Gou
Signature: /s/ Mao Ding Gou
April 23, 2010
Party C: Xu Xuan Bo
Signature: /s/ Xu Xuan Bo
April 23, 2010
Party D: Xu Xian Xiong
Signature: /s/ Xu Xian Xiong
April 23, 2010
Party E: Zhang Jing Sheng
Signature: /s/ Zhang Jing Sheng
April 23, 2010
Party F: Lin Rong
Signature: /s/ Lin Rong
April 23, 2010

Party G: Xu Jing Qing
Signature: /s/ Xu Jing Qing
April 23, 2010
Party H: Mao Xin Run
Signature: /s/ Mao Xin Run
April 23, 2010
Party I: Wang Shu Yi
Signature: /s/ Wang Shu Yi
April 23, 2010

Appendix I Conditions Precedent
Conditions Precedent
The Transferors hereby jointly and severally confirm and warrant that they shall, on their own expenses, complete all of the following conditions precedent:
(1)	To enter into relevant agreements between the Company and Electric Power Development Co., Ltd. concerning the termination of the Certified Emission Reductions Purchase and Sale Agreement dated November 28, 2008 (“Certified Emission Reductions Purchase and Sale Agreement”), whereby, such Certified Emission Reductions Purchase and Sale Agreement shall be terminated by the parties thereto, the Company will not undertake or perform any obligation or liability under or in connection with the Certified Emission Reductions Purchase and Sale Agreement any longer and Electric Power Development Co., Ltd. will not require the Company to assume any breach liability or compensation or indemnification liabilities;

(2)	To enter into relevant agreements between the Company and relevant parties( Lezai Village Committee of Fumin County Dongxiang Village, Lezai Village Villagers Sub-committee, Team Seven of Lezai Village, etc.), whereby, after the Signing Date, the Company will not pay any compensation fees, coordination fees or other liabilities and obligations in relation to the Hydroelectric Project construction, land occupation to any Third Party, relevant liabilities, obligations, fees and claims occurred before the execution of such agreements shall be undertaken by Transferors and relevant payment evidences and/or liabilities or obligations performance supporting documents shall be delivered;

(3)	To fully repay all principal and interest of the loan in the amount of RMB10,000,000 under the loan contract (contract number: 2008 Nian Bao Zi No.152 00003042008070302152) entered into between the Company and Luquan County Rural Credit Cooperation Union and deliver the relevant repayment evidence for such principal and interest of the loan to the Transferee;

(4)	To obtain the confirmation letter issued by Luquan Sub-branch, Agricultural Development Bank of China respectively, confirming that it has received relevant notice in connection with the share transfer of the Company taken place in November 2009 and the transfer of the Sale Equity Stake and approved such share transfers;

(5)	To deliver the list of all documents, vouchers and other materials of the Company to Transferee, including, without limitation, the financial vouchers, accounting books, approvals, certificates, permits, customers information, all contracts and agreements signed by the Company, employees materials, etc.;

(6)	To provide the Consent Letter on the Flood Prevention Plan issued by the competent water resources authority;

(7)	To provide the approval concerning the preliminary design of the Hydroelectric Project; and

(8)	To provide the approval concerning the commencement of the works issued by the competent water resources authority.